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                                                                    Exhibit 23.2



                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement of Safeguard Scientifics, Inc. on Form S-3 of our report dated February 2, 1999, except for Note R, as to which the date is March 29, 1999, on our audits of the consolidated financial statements of Cambridge Technology Partners (Massachusetts), Inc. as of December 31, 1998 and 1997 and for each of three years in the period ended December 31, 1998 which appears in Safeguard Scientifics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 22, 2000